FOR IMMEDIATE RELEASE

ECO VENTURES GROUP STRATEGIC PARTNER CONVERTS
$15.3 MILLION FUNDING FROM LOAN TO EQUITY

Groveland, FL – September 22, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that its strategic funding partner has decided to convert the $15.3 million financing from a loan to equity.  EVGI announced in its press release on September 12, 2011 that it had received a firm letter of commitment from a private funding group.  The commitment letter provided for $15.3 million in funding for the Company in the form of a three-year loan bearing eight percent (8%) interest.  In addition, the funding group would receive approximately 20% of the Company through the purchase of preferred stock at $2.50 per share. Upon full conversion of the preferred stock they will receive 11,760,000 shares of common stock.

The funding group has determined that it is in their best interest not to fund the Company via a loan, but through a Stock Purchase Agreement for 6,140,000 shares of Series B Preferred stock from the Company at $2.50 per share, bearing an 8% coupon.  All other terms of the funding shall remain the same.  Upon full conversion the preferred shares the funding group will receive 11,760,000 common shares or approximately 20% of the Company’s issued and outstanding stock.  These shares are currently being held in escrow and there will be no further dilution to our shareholders as a result of this funding.

The funding group will also participate in a profit sharing agreement for 12 months after the loan is repaid.  Included in this strategic partnership is an exclusive three-year contract to purchase the gold Eco Ventures Group is expecting to extract from the ore deposits it currently has under contract.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995,including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Name:    Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventure